AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among
MIRAMAR LABS, INC.
(formerly KTL Bamboo International Corp.), a Delaware corporation
MIRAMAR ACQUISITION CORP., a Delaware corporation
and
MIRAMAR TECHNOLOGIES, INC., a Delaware corporation
June 7, 2016

{00170588.10 / 3012.110}{00170588.10 / 3012.110}{00170588.10 / 3012.110}110}    1

i

2.30	Accountants	20
2.31	FDA and Related Matters	21
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY	21
3.1	Organization, Qualification and Corporate Power	22
3.2	Capitalization	22
3.3	Authorization of Transaction	23
3.4	Noncontravention	23
3.5	Subsidiaries	24
3.6	SEC Reports and Prior Registration Statement Matters	24
3.7	Compliance with Laws	25
3.8	Financial Statements	25
3.9	Absence of Certain Changes	26
3.10	Undisclosed Liabilities	26
3.11	Off-Balance Sheet Arrangements	26
3.12	Tax Matters	26
3.13	Assets	27
3.14	Owned Real Property	27
3.15	Real Property Leases	27
3.16	Contracts	28
3.17	Accounts Receivable	29
3.18	Powers of Attorney	29
3.19	Insurance	29
3.20	Warranties	29
3.21	Litigation	29
3.22	Employees	29
3.23	Employee Benefits	30
3.24	Environmental Matters	30
3.25	Permits	30
3.26	Certain Business Relationships with Affiliates	30
3.27	Tax-Free Reorganization	31
3.28	Split-Off	32
3.29	Brokers’ Fees	32
3.30	Disclosure	32
3.31	Interested Party Transactions	32
3.32	Duty to Make Inquiry	32
3.33	Accountants	32
3.34	Minute Books	33
3.35	Board Action	33
ARTICLE IV	COVENANTS	33
4.1	Closing Efforts	33
4.2	Governmental and Thirty Party Notices and Consents	33
4.3	Super 8-K	34
4.4	Operation of Company Business	34
4.5	Access to Company Information	35

4.6	Operation of Parent Business	35
4.7	Access to Parent Information	37
4.8	Expenses	37
4.9	Indemnification	37
4.10	Listing of Merger Shares	38
4.11	Name Change	38
4.12	Split-Off	38
4.14	Parent Board; Amendment of Charter Documents	38
4.14	Assumption of Company Equity Plan	38
4.15	Information Provided to Stockholders	38
4.16	Cancellation of Share Contribution	39
ARTICLE V	CONDITIONS TO CONSUMMATION OF MERGER	39
5.1	Conditions to Each Party’s Obligations	39
5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	40
5.3	Conditions to Obligations of the Company	41
ARTICLE VI	DEFINITIONS	43
ARTICLE VIII	TERMINATION	45
7.1	Termination by Mutual Agreement	45
7.2	Termination for Failure to Close	45
7.3	Termination by Operation of Law	45
7.4	Termination for Failure to Perform Covenants or Conditions	46
7.5	Effect of Termination or Default; Remedies	46
7.6	Remedies; Specific Performance	46
ARTICLE VIII	MISCELLANEOUS	46
8.1	Press Releases and Announcements	46
8.2	No Third Party Beneficiaries	47
8.3	Entire Agreement	47
8.4	Succession and Assignment	47
8.5	Counterparts and Facsimile Signature	47
8.6	Headings	47
8.7	Notices	47
8.8	Governing Law	48
8.9	Amendments and Waivers	48
8.10	Severability	48
8.11	Submission to Jurisdiction	48
8.12	Waiver of Jury Trial	49
8.12	Construction	49

EXHIBITS
Exhibit A    Form of Subscription Agreement
Exhibit B    Form of Split-Off Agreement
Exhibit C    Form of General Release Agreement
Exhibit D    Signatories to Lock-Up and No-Shorting Agreements

Exhibit E    Form of Lock-Up and No-Shorting Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of June 7, 2016, by and among Miramar Labs, Inc. (formerly KTL Bamboo International Corp.), a Delaware corporation (the “Parent”), Miramar Acquisition Corp., a Delaware corporation (the “Acquisition Subsidiary”) and Miramar Technologies, Inc., a Delaware corporation (the “Company”).” The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”
WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the stockholders of the Company will receive Parent Common Stock (as defined below) in exchange for their capital stock of the Company; and
WHEREAS, simultaneously with the closing of the Merger, the Parent will complete a private placement offering (the “Private Placement Offering”) of a minimum of 1,800,000 shares (the “Minimum Amount”) of the Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”) at a purchase price of $5.00 per share (the “Purchase Price”) upon the terms and subject to the conditions of a subscription agreement in the form of Exhibit A attached hereto (the “Subscription Agreement”); and
WHEREAS, immediately prior to the closing of the Merger, the Parent shall assign of all of the Parent’s assets and liabilities (other than those under this Agreement and the other related agreements and transactions contemplated hereby) to its wholly owned subsidiary Spacepath Enterprise Corp., a Nevada corporation (the “Split Off Subsidiary”) and exchange the Share Contribution (as defined below) for all of the outstanding capital stock of the Split-Off Subsidiary (the “Split-Off”) upon the terms and conditions of a split-off agreement, substantially in the form of Exhibit B attached hereto (the “Split-Off Agreement”), by and among the Parent, the Split-Off Subsidiary and Andrey Zasoryn (the “Split-Off Purchaser”); and
WHEREAS, simultaneously with the closing of the Merger, the Parent, Split-Off Subsidiary and Split-Off Purchaser shall enter into a general release agreement in substantially the form of Exhibit C attached hereto (the “General Release Agreement”); and
WHEREAS, the Parent, the Acquisition Subsidiary and the Company intend for the Merger to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations;
NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:
ARTICLE I
THE MERGER
1.1    The Merger. Upon and subject to the terms and conditions set forth in this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which a certificate of merger in proper form and duly executed, reflecting the Merger (the “Certificate of Merger”) pursuant to Section 251(c) of General Corporation Law of the State of Delaware (the “Delaware Act”) is filed with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth herein and in the applicable provisions of the Delaware Act.
1.2    The Closing    . The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law LLP, in New York, New York, commencing at 10:00 a.m. local time (or such other place and time as is mutually agreed to by the Parties) on June 7, 2016, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.
1.3    Actions at the Closing. At the Closing:
(a)the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 5.1 and 5.2;
(b)the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent and/or Acquisition Subsidiary pursuant to Sections 5.1 and 5.3;
(c)the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware; and
(d)the Split-Off Purchaser shall surrender for cancellation to the Parent 3,603,602 (assuming the effect of the dividend declared on May 24, 2016) shares of Parent Common Stock (the “Share Contribution”) in connection with the Split-Off.
1.4    Additional Actions    . If at any time after the Effective Time the Surviving Corporation or Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or Parent, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation, Parent and its officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Company, Parent or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, Parent or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, Parent or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.
1.5    Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:
(a)Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) and of each series of preferred stock, par value $0.001 per share, of the Company (“Company Preferred Stock” and, together with the Company Common Stock, the “Company

Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Stock held by Unaccredited Investors (each as defined below)), shall be converted into and represent the right to receive (subject to the provisions of Section 1.6) such number of shares of Parent Common Stock as is equal to the applicable “Conversion Ratio” specified with respect to such class or series on Schedule 1.5(a) hereto (the “Applicable Conversion Ratio”). An aggregate of 6,499,268 shares of Parent Common Stock (including Dissenting Shares), subject to adjustment as necessary due to rounding as set forth in Section 1.7, shall be issuable to the stockholders of record of the Company outstanding immediately prior to the Effective Time (the “Company Stockholders”) in connection with the Merger. The shares of Parent Common Stock into which the shares of Company Common Stock are converted pursuant to this Section shall be referred to herein as the “Merger Shares.”
(b)The Parent shall deliver certificates for the Merger Shares to each Company Stockholder entitled thereto who shall have presented a certificate that immediately prior to the Effective Time represented Company Stock to be converted into Merger Shares pursuant to this Section 1.5 (the “Company Stock Certificates”) to the Parent’s transfer agent. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Parent’s transfer agent may, in its sole discretion and as a condition to the issuance of any certificates representing Merger Shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit with respect to such Company Stock Certificate.
(c)Each issued and outstanding share of Company Stock held by Unaccredited Investors (other than Dissenting Shares) shall be converted into the right to receive a cash payment equal to $5.00 multiplied by the Applicable Conversation Ratio (the “Cash Merger Consideration”). “Unaccredited Investor” shall mean a Company Stockholder who does not complete and deliver to the Company and Parent prior to the Closing Date an investor questionnaire reasonably acceptable to the Company certifying that such Company Stockholder is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended (“Securities Act”); provided that the Company and Parent may mutually determine any Company Stockholder is an “accredited investor” without having received such an investor questionnaire if they reasonably believe that such Company Stockholder qualifies as an “accredited investor”.
(d)Each issued and outstanding share of common stock, par value $0.001 per share, of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
1.6    Dissenting Shares.
(a)For purposes of this Agreement, “Dissenting Shares” means shares of Company Stock held as of the Effective Time by a Company Stockholder who has not voted such Company Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware Act and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock unless such Company Stockholder’s right to appraisal shall have ceased in accordance with the Delaware Act. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Stock pursuant to Section 1.5(a), and (ii) promptly following the occurrence of such event and, if requested by Parent, the proper surrender of such person’s Company Stock Certificate, the Parent shall deliver to such Company Stockholder a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5(a).

(b)The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent (such consent not to be unreasonably withheld), make any payment with respect to any demands for appraisal of Company Stock or offer to settle or settle any such demands unless required by the court of the State of Delaware having jurisdiction thereof.
1.7    Fractional Shares    . No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders on the surrender for exchange of shares of Company Stock, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Merger Shares to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the Purchase Price.
1.8    Options and Warrants.
(a)As of the Effective Time, all outstanding Company Options (as defined below) that remain unexercised, whether vested or unvested, shall be assumed by Parent and shall be converted into options to purchase shares of Parent Common Stock (“Parent Options”) without further action by the holder thereof. Each Parent Option as so assumed and converted shall constitute an option to acquire such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of the Company Option multiplied by the Applicable Conversion Ratio for Company Common Stock (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each Parent Option as so assumed and converted shall be equal to the exercise price of the Company Option prior to the assumption divided by the Applicable Conversion Ratio (rounded up to the nearest whole cent), and the vesting schedule shall be the same as that of the Company Option that is converted into the Parent Option.
(b)Prior to the Effective Time, the Company shall adopt such resolutions as are necessary to effect the treatment of the Company Options as contemplated by this Section 1.8. At the Effective Time, the Parent shall assume all obligations of the Company under the applicable Company Equity Plan, each outstanding Company Option, and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the applicable Company Equity Plan (subject to the adjustments required by reason of this Agreement or such other adjustments or amendments made by Parent in accordance with such terms and conditions). Following the Closing, the Company shall notify each holder of the conversion of Company Options into Parent Options.
(c)As of the Effective Time, all outstanding Company Warrants (as defined below) that remain unexercised shall be assumed by Parent and shall be converted into warrants to purchase shares of Parent Common Stock (the “Parent Warrants”) in substitution for the Company Warrants, on substantially the same terms and conditions of the Company Warrants, but representing the right to acquire such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock or Company Preferred Stock, as the case may be, subject to the unexercised portion of the Company Warrant multiplied by the Applicable Conversion Ratio for the class or series of Company Stock for which such Company Warrant is exercisable (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number (unless such Company Warrant provides for different treatment of fractions of a share in such circumstance, in which case the terms of such Company Warrant pertaining to the treatment of a fraction of a cent shall control)).

The exercise price per share of each Parent Warrant shall be equal to the exercise price of the Warrant prior to substitution divided by the Applicable Conversion Ratio (rounded to the nearest whole cent, and with $0.005 rounded upward to the nearest whole cent (unless such Company Warrant provides for different treatment of fractions of a cent in such circumstance, in which case the terms of such Company Warrant pertaining to the treatment of a fraction of a cent shall control)).
(d)The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of (i) the Parent Options to be issued for the Company Options and (ii) the Parent Warrants to be issued for the Company Warrants, in accordance with this Section 1.8.

1.9    Directors and Officers. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Subsidiary, the Company or the holders of any shares of capital stock of any of the foregoing, the directors and officers of the Company shall be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, and the Surviving Corporation and the Parent shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.9.
1.10    Certificate of Incorporation and Bylaws    . At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Subsidiary, the Company or the holders of any shares of capital stock of any of the foregoing; provided that the Surviving Corporation or Parent may make any necessary filings in the State of Delaware as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 1.10:
(a)the certificate of incorporation of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed;
(b)the bylaws of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed;
(c)the certificate of incorporation of the Parent in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Parent until duly amended or repealed; and
(d)the bylaws of the Parent in effect immediately prior to the Effective Time shall be the bylaws of the Parent until duly amended or repealed.
1.11    No Further Rights. From and after the Effective Time, no shares of Company Stock shall be deemed to be outstanding, and holders of Company Stock, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by applicable Law, other than the right to receive Parent Common Stock in connection with the Merger.
1.12    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made. If, after the Effective Time, Company Stock Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to the provisions hereof and applicable Law in the case of Dissenting Shares.

1.13    Exemption from Registration; Rule 144; Rule 701.
(a)The Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof or upon exercise of Parent Options and Parent Warrants granted pursuant to Section 1.8 hereof, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, Regulation S promulgated by the SEC and/or Rule 701 of the Securities Act and that all recipients of such shares of Parent Common Stock shall either be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively, or, within the meaning of Rule 701 of the Securities Act, were employees or directors of the Company, its parent or its majority-owned subsidiaries or were consultants who were natural persons and who provided bonafide services to the Company, its parent or its majority-owned subsidiaries (provided that such services were not in connection with the offer or sale of securities in a capital raising transaction and did not directly or indirectly promote or maintain a market for the Company’s securities), and, in each case, who received Parent Common Stock or Parent Options pursuant to a compensatory benefit plan, or are family members of employees, directors or consultants who acquired such securities by gift or domestic relations orders. The shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof or upon exercise of Parent Options and Parent Warrants granted pursuant to Section 1.8 hereof, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the books of the Parent’s transfer agent to that effect.
(b)The Parent is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company acknowledges that pursuant to Rule 144(i), securities issued by a former shell company (such as the Merger Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the Parent (i) is no longer a shell company; and (ii) has filed current “Form 10 information“ (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the Parent is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates for the Merger Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.
1.14    Certain Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code, shall report, for all tax purposes, the Merger as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article II, the disclosures in any numbered paragraph of the Company Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of Michael Kleine, Brigid Makes, Steven Kim, or Kathy O’Shaughnessy as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of executive officers, directors and key employees of the Company who report directly to such person and the accountants and attorneys of the Company.
2.1    Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date, or any or any agreement referred to in Section 2.14 or 2.15, except where such default or violation would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of the Company and the Company Subsidiaries (as defined below) taken as a whole; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (a) conditions generally affecting the industries in which the Company or the Company Subsidiaries participate or the U.S. or global economy or capital markets as a whole; (b) any failure by the Company to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement.
2.2    Capitalization. The authorized capital stock of the Company consists of 105,000,000 shares of Company Common Stock and 51,600,000 shares of Company Preferred Stock, of which 2,100,000 shares are designated “Series A Preferred Stock,” 9,000,000 shares are designated “Series B Preferred Stock,” 23,000,000 shares are designated “Series C Preferred Stock”, and 17,500,000 shares are designated “Series D Preferred Stock”. As of the date of this Agreement and as of immediately prior to the Effective Time, and without giving effect to the transactions contemplated by this Agreement or any of the other Transaction Documentation, 5,390,620 shares of Company Common Stock are issued and outstanding, 2,000,000 shares of Series A Preferred Stock are issued and outstanding, 7,977,358 shares of Series B Preferred Stock are issued and outstanding, 21,982,331 shares of Series C Preferred Stock are issued and outstanding, and 16,255,133 shares of Series D Preferred Stock are issued and outstanding. No other shares of Company Stock are issued and outstanding, and no shares of Company Stock are held in the treasury of the Company. As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be outstanding, options to purchase shares of Company Common Stock as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Options”). As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be outstanding, warrants to purchase shares of Company Stock as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Warrants”). Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class of Company Stock held by each stockholder, (ii) all stock option plans and other stock or equity-related plans of the Company (“Company Equity Plans”) and the number of shares of Company Common Stock remaining available for future awards thereunder, (iii) all outstanding Company Options and Company Warrants, indicating (A) the holder thereof, (B) the number of shares of Company Common Stock subject to each Company Option and Company Warrant, (C) the Company Equity Plan under which each Company Option was issued, (D) the exercise price, date of grant, vesting schedule and expiration date for each Company Option or Company Warrant, and (E) any terms regarding the acceleration of vesting, and (iv) all outstanding debt convertible into Company Stock, indicating (A) the date of issue, (B) the holder thereof, (C) the unpaid principal amount thereof, (D) the interest rate thereon, (E) the accrued and unpaid interest thereon, (F) the number and class of Company Stock into which such debt is convertible, and (G) the conversion price thereof. All of the issued and outstanding shares of Company Stock are, and all shares of Company Common Stock that may be issued upon exercise of Company Options or Company Warrants or conversion of convertible debt will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and, effective as of the Effective Time, free of all preemptive rights, and have been or will be issued in accordance with applicable laws, including but not limited to, the Securities Act. Other than the Company Options and Company Warrants and convertible debt listed in Section 2.2 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of Company Stock or pursuant to which any outstanding Company Stock is subject to vesting. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Other than as listed in Section 2.2 of the Company Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with applicable securities laws.
2.3    Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Transaction Documentation, and, subject to the adoption of this Agreement and (a) the approval of the Merger by the vote of stockholders of the Company required by Delaware law and (b) the approvals and waivers set forth in Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this

Agreement in accordance with the provisions of the Delaware Act, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.
2.4    Non-contravention. Subject to the receipt of Company Consents and the filing of the Certificate of Merger as required by the Delaware Act, neither the execution and delivery by the Company of this Agreement or the Transaction Documentation, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company or any Company Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Company Disclosure Schedule, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any material assets of the Company or any Company Subsidiary or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Company or any Company Subsidiary, except for any violation which would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar Security Interests, (ii) Security Interests arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, or (iii) Security Interests on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past practice (including with respect to frequency and amount).
2.5    Subsidiaries.
(a)Section 2.5(a) of the Company Disclosure Schedule sets forth: (i) the name of each Company Subsidiary; (ii) the number and type of outstanding equity securities of each Company Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Company Subsidiary; (iv) the names of the officers and directors of each Company Subsidiary; and (v) the jurisdictions in which each Company Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein; a “Company Subsidiary” is a Subsidiary of the Company and a “Parent Subsidiary” is a Subsidiary of the Parent.
(b)Each Company Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Company Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Company Subsidiary. No Company Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Company Subsidiary (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) are held of record and beneficially by either the Company or any other Company Subsidiary and (iii) are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or other applicable securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Company Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Company Subsidiary.
(c)Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Company Subsidiary.
2.6    Compliance with Laws. Each of the Company and its Subsidiaries:
(a)and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Company, any Company Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;
(b)has complied with all federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

(c)has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation; and
(d)is not and has not, and the past and present officers, directors and Affiliates of the Company are not and have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws.
2.7    Financial Statements. The Company has provided or made available to the Parent: (a) the audited consolidated balance sheet of the Company (the “Company Balance Sheet”) at December 31, 2015 (the “Company Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the years ended December 31, 2015 and 2014 (collectively, the “Company Year-End Financial Statements”); and (b) the unaudited balance sheet of the Company (the “Company Interim Balance Sheet”) at March 31, 2016 (the “Company Interim Balance Sheet Date”) and the related statement of operations and cash flows for the threemonths ended March 31, 2016 (collectively, the “Company Interim Financial Statements” and together with the Company Year-End Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Exchange Act, and are consistent in all material respects with the books and records of the Company and the Company Subsidiaries.
2.8    Absence of Certain Changes. Since the Company Interim Balance Sheet Date, and except as set forth in Section 2.8 of the Company Disclosure Schedule, to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect.
2.9    Undisclosed Liabilities. To the knowledge of the Company, except as set forth in Section 2.9 of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries has any liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Interim Balance Sheet, (b) liabilities not exceeding $100,000 in the aggregate that have arisen since the Company Interim Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.
2.10    Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Super 8-K.

2.11    Tax Matters.
(a)For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Taxes” means all taxes, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
(ii)“Tax Returns” means all United States of America, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with the Taxes.
(b)Except as set forth in Section 2.11 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has filed on a timely basis (taking into account any valid extensions) all material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Company Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Company Subsidiaries are or were members. Each of the Company and the Company Subsidiaries has paid on a timely basis all material Taxes that were due and payable in accordance with the Tax Returns. The unpaid Taxes of the Company and the Company Subsidiaries for tax periods through the Company Interim Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Interim Balance Sheet. Neither the Company nor any Company Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer other than the Company and the Company Subsidiaries (including without limitation any affiliated group of corporations or other entities that included the Company or any Company Subsidiary during a prior period). All Taxes that the Company or any Company Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
(c)To the knowledge of the Company, no examination or audit of any Tax Return of the Company or any Company Subsidiary by any Governmental Entity is currently in progress or threatened or contemplated. Neither the Company nor any Company Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or Company Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes, or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.
(d)No state or federal “net operating loss” of the Company determined as of the Closing Date will be subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

2.12    Assets. Each of the Company and the Company Subsidiaries owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted. Except as set forth in Section 2.12 of the Company Disclosure Schedule, no material amount of assets of the Company or any Company Subsidiary (tangible or intangible) (including without limitation any shares or other equity interests in or securities of any Company Subsidiary or any corporation, partnership, association or other business organization or division thereof) is subject to any Security Interest.
2.13    Owned Real Property. Neither the Company nor any Company Subsidiary owns any real property.
2.14    Real Property Leases. Section 2.14 of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company or any Company Subsidiary. The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.14 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 2.14 of the Company Disclosure Schedule:
(a)the lease or sublease is a legal, valid, binding and enforceable obligation of the Company or Company Subsidiary party thereto and is in full force and effect;
(b)the lease or sublease will not, as a result of the execution and delivery by the Company of this Agreement or the Transaction Documentation or the consummation by the Company of the transactions contemplated hereby or thereby, cease to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease;
(c)neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect;
(d)neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and
(e)to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded Security Interests, leases, easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or a Company Subsidiary of the property subject thereto.
2.15    Contracts.
(a)Section 2.15 of the Company Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Company Subsidiary is a party as of the date of this Agreement (other than the Transaction Documentation (as hereinafter defined)):

(i)any agreement (or group of related agreements) for the lease of personal property from or to third parties (A) which provides for lease payments in excess of $100,000 per annum and (B) which has a remaining term longer than 12 months and is not cancellable without penalty by the Company on sixty (60) days or less prior written notice;
(ii)any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, is not cancellable without penalty by the Company on sixty (60) days or less prior written notice and involves more than the sum of $100,000 per annum, or (B) in which the Company or any Company Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase goods or services exclusively from a certain party;
(iii)any agreement which, to the knowledge of the Company, establishes a material joint venture or legal partnership;
(iv)any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $100,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
(v)any agreement that purports to limit in any material respect the right of the Company to engage in any line of business, or to compete with any person or operate in any geographical location;
(vi)any employment agreement or consulting agreement which provides for payments in excess of $250,000 per annum (other than employment or consulting agreements terminable on less than thirty (30) days’ notice);
(vii)any agreement involving any officer, director or stockholder of the Company or any affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof (an “Affiliate”) (other than stock subscription, stock option, restricted stock, warrant or stock purchase agreements the forms of which have been made available to Parent);
(viii)any agreement or commitment for capital expenditures in excess of $100,000, for a single project (it being represented and warranted that the liability under all undisclosed agreements and commitments for capital expenditures does not exceed $500,000 in the aggregate for all projects);
(ix)any other agreement required to be filed as an exhibit to the Super 8-K;
(x)any agreement, other than as contemplated by this Agreement, relating to the future sales of securities of the Company or any Company Subsidiary; and
(xi)any other agreement (or group of related agreements) (A) under which the Company is obligated to make payments or incur costs in excess of $100,000 in any year or (B) not entered into in the Ordinary Course of Business, in each case which is not otherwise described in clauses (i) through (xi).

(b)The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.15 of the Company Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.15 of the Company Disclosure Schedule: (i) the agreement is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of law or a court of equity; (ii) the agreement will not, as a result of the execution and delivery by the Company of this Agreement or the Transaction Documentation, or the consummation by the Company of the transactions contemplated hereby or thereby, cease to be a legal, valid, binding and enforceable obligation of the Company, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity, or to be in full force and effect in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such contract, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect.
2.16    Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries reflected on the Company Interim Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Interim Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet.
2.17    Insurance. The Company maintains insurance policies (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.
2.18    Litigation. Except as set forth in Section 2.18 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary which (a) seeks either damages in excess of $25,000 individually or $50,000 in the aggregate, (b) if determined adversely to the Company or such Company Subsidiary, would have or be reasonably anticipated to have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.19    Employees.
(a)Each employee of the Company is a party to a non-disclosure and assignment of inventions agreement with the Company or a Company Subsidiary. To the knowledge of the Company, no key employee (within the meaning of Section 416 of the Code) or group of employees acting in concert has given written notice of any plans to terminate employment with the Company or any Company Subsidiary.
(b)Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of the Company, (i) no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary, and (ii) to the Company’s knowledge, there are no circumstances or facts which could individually or collectively give rise to a suit against the Company or any Company Subsidiary by any current or former employee or applicant for employment based on discrimination prohibited by fair employment practices laws.
2.20    Employee Benefits.
(a)For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing direct or indirect compensation for services rendered, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
(ii)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(iii)“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Company Subsidiary.
(b)Section 2.20(b) of the Company Disclosure Schedule contains a complete and accurate list of all material Employee Benefit Plans maintained, or contributed to, by the Company, any Company Subsidiary or any ERISA Affiliate (collectively, the “Company Benefit Plans”); provided that the following Employee Benefit Plans shall not be listed in Section 2.20(b): (A) offer letters or other employee service agreements that provide for employment that is terminable “at will” and that are terminable without severance or change of control pay or benefits, in which case only forms of such agreements shall be scheduled, (B) consulting agreements that are terminable without material cost or material liability, in which case only forms of such agreements shall be scheduled, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Law). Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, each Company Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Company Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Company Benefit Plan.
(c)Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, to the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Benefit Plans and proceedings with respect to qualified domestic relations orders, qualified medical support orders or similar benefit directives) against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability to the Company or any Company Subsidiary.
(d)Neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.
(e)At no time has the Company, any Company Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
(f)There are no unfunded obligations under any Company Benefit Plan providing benefits after termination of employment to any employee of the Company or any Company Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law.
(g)No Company Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(h)Section 2.15 or Section 2.20(h) of the Company Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Company Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Company Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Company Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
(i)The accruals for vacation, sickness and disability expenses are accounted for on the Company Interim Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.
2.21    Environmental Matters.
(a)Each of the Company and the Company Subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Company Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).
(b)To the knowledge of the Company, without independent investigation, there are no documents that contain any environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company or a Company Subsidiary (whether conducted by or on behalf of the Company or a Company Subsidiary or a third party, and whether done at the initiative of the Company or a Company Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to.
(c)To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Company Subsidiary.
2.22    Legal Compliance. Each of the Company and the Company Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Company, any Company Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
2.23    Permits. The Company and the Company Subsidiaries have all authorizations, approvals, clearances, licenses, permits, certificates or exemptions (including, without limitation, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent, and including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) from any Governmental Entity (“Permits”) that are required for the Company and the Company Subsidiaries to conduct their respective businesses as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect, and except for such instances as would not reasonably be expected to have a Company Material Adverse Effect, no such Permit will cease to be in full force and effect as a result of the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

2.24    Certain Business Relationships with Affiliates. Except as listed in Section 2.24 of the Company Disclosure Schedule, no Affiliate of the Company or of any Company Subsidiary (a) owns any material property or right, tangible or intangible, which is used in and material to the business of the Company or any Company Subsidiary, (b) to the knowledge of the Company, has any claim or cause of action against the Company or any Company Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Company Subsidiary.
2.25    Brokers’ Fees. Other than obligations arising under the Private Placement Engagement Agreement, dated June 1, 2016, among the Parent and The Benchmark Company LLC and Katalyst Securities LLC (the “Placement Agents”), and except as listed in Section 2.25 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.26    Books and Records. The minute books and other similar records of the Company and each Company Subsidiary made available to the Parent contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of the Company’s or such Company Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.
2.27    Intellectual Property.
(a)Each of the Company and any Company Subsidiary owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), in each case as is necessary to conduct their respective businesses as presently conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect.
(b)Section 2.27(b) of the Company Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity by the Company or any Company Subsidiary or for which an application for registration has been filed with any Governmental Entity by the Company or any Company Subsidiary, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.27(b) of the Company Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of the Company and any Company Subsidiary in excess of $100,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company and any Company Subsidiary.
(c)Except as set forth on Section 2.27(c) of the Company Disclosure Schedule, all Intellectual Property Rights of the Company and the Company Subsidiaries that have been registered by them with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.
(d)Neither the Company nor any Company Subsidiary is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights of the Company and the Company Subsidiaries, or any licenses, sublicenses or other agreements as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.
(e)Except as set forth on Section 2.27(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and neither the Company nor any Company Subsidiary has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property Right. With respect to its product candidates and products in research or development described in the Super 8-K, after the same are marketed, the Company will not, to its knowledge, infringe any Third Party Intellectual Property Rights in any material manner.
(f)To the knowledge of the Company, except as set forth on Section 2.27(f) of the Company Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights of the Company and the Company Subsidiaries in a manner that has a material impact on the business of the Company or any Company Subsidiary, except for such infringement, misappropriation or unlawful or unauthorized use as would not be reasonably expected to have a Company Material Adverse Effect.
2.28    Disclosure. None of: (a) the representations and warranties by the Company contained in this Agreement, (b) the Company Disclosure Schedule, (c) the draft dated June 2, 2016, of the Super 8-K (insofar as it relates to the Company), in the form delivered by the Company to the Company Stockholders, or (d) any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were or will be made, not misleading.
2.29    Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, reasonable inquiry by its directors, officers and key personnel.
2.30    Accountants. SingerLewak LLP (the “Company Auditor”) is and has been throughout the periods covered by the Company Financial Statements (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to the Company within the meaning of Regulation S-X. Except as set forth on Section 2.30 of the Company Disclosure Schedule, the reports of the Company Auditor (or any prior auditor) on the financial statements of the Company for the past three fiscal years and any subsequent interim period did not contain an adverse opinion or a disclaimer of opinion, or were qualified as to uncertainty, audit scope, or accounting principles. During the Company’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Company Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Company Auditor.

2.31    FDA and Related Matters. The conduct of business by the Company complies, and at all times has substantially complied, in all material respects with the Federal Food, Drug and Cosmetic Act (the “FDCA”) and similar federal, state and foreign laws applicable to the evaluation, testing, manufacturing, distribution, advertising and marketing of each of the Company’s products, in whatever stage of development or commercialization except to the extent that the failure to so comply would not have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, neither the United States Food and Drug Administration (the “FDA”) nor any comparable Governmental Entity is considering limiting, suspending or revoking any Permit pursuant to the FDCA and similar federal, state and foreign laws or changing the marketing classification or labeling of the products of the Company or any Company Subsidiary. To the knowledge of the Company, there is no untrue statement of material fact, fraudulent statement or material omission in any product application or other submission by the Company or any Company Subsidiary to the FDA or any comparable Governmental Entity. As of the date hereof, to the knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Permit except to the extent that such breach, default, revocation or termination would not have a Company Material Adverse Effect. Except as set forth on Section 2.31 of the Company Disclosure Schedule, the Company and Company Subsidiaries have not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits. The Company and Company Subsidiaries are not subject to any obligation arising under an administrative or regulatory enforcement action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity. The Company and Company Subsidiaries have made all notifications, submissions and reports required by the FDCA or similar federal, state and foreign Laws, except to the extent that the failure to make such notifications, submission or reports would not have a Company Material Adverse Effect. The preclinical studies, tests and clinical trials conducted by or on behalf of the Company (the “Company Studies and Trials”) were and, if still pending, are being, conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards; the descriptions of the results of the Company Studies and Trials contained in the Super 8-K are accurate in all material respects; the Company has no knowledge of any other studies or trials not described in the Super 8-K, the results of which are materially inconsistent with or call into question the results described or referred to in the Super 8-K; and the Company has not received any written notices or correspondence from the FDA or any foreign, state or local governmental authority exercising comparable authority requiring the termination or suspension or material modification of any Company Studies and Trials, which termination or suspension or material modification would reasonably be expected to have a Material Adverse Effect. The Company has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in the Company Studies and Trials. In using or disclosing patient information received by the Company in connection with the Company Studies and Trials, the Company has complied in all material respects with all applicable laws and regulatory rules, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations thereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE ACQUISITION SUBSIDIARY
The Parent represents and warrants to the Company that the statements contained in this Article III are, after giving effect to the Split-Off (unless otherwise stated to the contrary), true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Parent Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of Andrey Zasoryn as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of the accountants and attorneys of the Parent.
3.1    Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its certificate or articles of incorporation and bylaws. Neither the Parent nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, its bylaws, as amended to date, or any agreement referred to in Section 3.15 or 3.16, except where such default or violation would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, financial condition , or results of operations of the Parent and its subsidiaries, taken as a whole, provided that in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (a) conditions generally affecting the industries in which the Parent or its subsidiaries participate or the U.S. or global economy or capital markets as a whole; (b) any failure by the Parent to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement.
3.2    Capitalization. As of immediately prior to the Effective Time, but prior to giving effect to the issuance of the Merger Shares or the Share Contribution (as defined below), the authorized capital stock of the Parent will consist of 100,000,000 shares of Parent Common Stock, $0.001 par value per share, of which 4,503,602 shares will be issued and outstanding, and 5,000,000 shares of preferred stock, $0.001 par value per share, of which no shares will be outstanding (assuming the effect of the dividend declared on May 24, 2016). The Parent Common Stock is presently eligible for quotation and trading on the OTC Markets Group Inc. (“OTC Markets”) and is not subject to any notice of suspension or delisting. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and have been issued in accordance with applicable laws, including, but not limited to, the Securities Act. Except as contemplated by the Transaction Documentation or as described in Section 3.2 of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except as contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance in all material respects with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. At the Effective Time, after giving effect to the surrender by the Split-Off Purchaser of 3,603,602 shares (assuming the effect of the dividend declared on May 24, 2016) of Parent Common Stock (the Share Contribution) in connection with the Split-Off and the cancellation thereof, but prior to giving effect to the issuance of the Merger Shares, there will be 900,000 shares of Parent Common Stock issued and outstanding.
3.3    Authorization of Transaction. Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Parent) the Split-Off Agreement and the General Release Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and (in the case of the Parent) the Split-Off Agreement and the General Release Agreement and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary, respectively. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent or the Acquisition Subsidiary, as the case may be, and constitutes a valid and binding obligation of the Parent or the Acquisition Subsidiary, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.
3.4    Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware Act, neither the execution and delivery by the Parent or the Acquisition Subsidiary, as the case may be, of this Agreement or the Transaction Documentation, nor the consummation by the Parent or the Acquisition Subsidiary, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent or the Acquisition Subsidiary, as the case may be, (b) require on the part of the Parent or the Acquisition Subsidiary, as the case may be, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than required notification to the Financial Industry Regulatory Authority (“FINRA”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or (e) violate any Laws applicable to the Parent or the Acquisition Subsidiary, except for any violation which would not reasonably be expected to have a Parent Material Adverse Effect.
3.5    Subsidiaries.
(a)The Parent has no Subsidiaries other than the Acquisition Subsidiary and the Split-Off Subsidiary. Each of the Acquisition Subsidiary and the Split-Off Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its organization. The Acquisition Subsidiary was formed solely to effectuate the Merger, the Split-Off Subsidiary was formed solely to effectuate the Split-Off, and neither of them has conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary and the Split-Off Subsidiary. The Acquisition Subsidiary has no assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent, the Acquisition Subsidiary or the Split-Off Subsidiary (except as contemplated by this Agreement and the Split-Off Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.
(b)At all times from December 28, 2012 (inception) through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.
(c)The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.
3.6    SEC Reports and Prior Registration Statement Matters. The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended July 31, 2015, as filed with the SEC, which contained audited balance sheets of the Parent as of July 31, 2015, and the related statements of operation, changes in shareholders’ equity and cash flows for the two years then ended; and (b) Quarterly Reports on Form 10-Q for the quarterly periods ended October 30, 2015, January 31, 2016, and April 20, 2016 and (c) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed or furnished by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports. As of their respective dates, the Parent Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. No order suspending the effectiveness of any registration statement of Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to Parent’s knowledge, no proceedings for that purpose have been initialed or threatened by the SEC.
3.7    Compliance with Laws. Each of the Parent and its Subsidiaries:
(a)and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Parent, any Parent Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;
(b)has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;
(c)has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation;
(d)is not and has not, and the past and present officers, directors and Affiliates of the Parent are not and have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws;
(e)except as set forth in Section 3.7(f) of the Parent Disclosure Schedule, does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, exclusive of professional fees and expenses related to the Merger and Private Placement Offering transactions, including brokers’ fees, and is not a party to any executory agreements; and
(f)is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.
3.8    Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Parent.

3.9    Absence of Certain Changes. Since the date of the balance sheet contained in the most recent Parent Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect and (b) neither the Parent nor the Acquisition Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.6.
3.10    Undisclosed Liabilities. None of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent Report in the Ordinary Course of Business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.
3.11    Off-Balance Sheet Arrangements. Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary's published financial statements or other Parent Reports.
3.12    Tax Matters.
(a)Each of the Parent and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Parent nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and its Subsidiaries are or were members. Each of the Parent and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and its Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any of its Subsidiaries during a prior period) other than the Parent and its Subsidiaries. All Taxes that the Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
(b)The Parent has delivered or made available to the Company complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any of its Subsidiaries since December 28, 2012 (which was the date of the Parent’s incorporation). No examination or audit of any Tax Return of the Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or its Subsidiaries was required to file any Tax Return that was not filed.

Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
(c)No state or federal “net operating loss” of the Parent determined as of the Closing Date will become subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of the execution and delivery by the Parent of this Agreement or the consummation by the Parent of the transactions contemplated hereby.
3.13    Assets. Each of the Parent and the Acquisition Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent or the Acquisition Subsidiary (tangible or intangible) is subject to any Security Interest.
3.14    Owned Real Property. Except as disclosed in Section 3.14 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries owns any real property.
3.15    Real Property Leases. Section 3.15 of the Parent Disclosure Schedule lists all real property leased or subleased to or by the Parent or any of its Subsidiaries and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Parent has delivered or made available to the Company complete and accurate copies of the leases and subleases listed in Section 3.15 of the Parent Disclosure Schedule. With respect to each lease and sublease listed in Section 3.15 of the Parent Disclosure Schedule:
(a)the lease or sublease is legal, valid, binding, enforceable and in full force and effect;
(b)the lease or sublease will not, as a result of the execution and delivery by the Parent of this Agreement or the consummation by the Parent of the transactions contemplated hereby, cease to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any other party under such lease or sublease;
(c)neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any other party under such lease or sublease;
(d)neither the Parent nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and
(e)to the knowledge of the Parent, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Parent or any of its Subsidiaries of the property subject thereto.

3.16    Contracts.
(a)Section 3.16 of the Parent Disclosure Schedule lists the following agreements (written or oral) to which the Parent or any of its Subsidiaries is a party as of the date of this Agreement:
(i)any agreement (or group of related agreements) for the lease of personal property from or to third parties;
(ii)any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services;
(iii)any agreement establishing a partnership or joint venture;
(iv)any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
(v)any agreement that purports to limit in any material respect the right of the Company to engage in any line of business, or to compete with any person or operate in any geographical location;
(vi)any employment or consulting agreement;
(vii)any agreement involving any current or former officer, director or stockholder of the Parent or any Affiliate thereof;
(viii)any agreement under which the consequences of a default or termination would reasonably be expected to have a Parent Material Adverse Effect;
(ix)any agreement which contains any provisions requiring the Parent or any of its Subsidiaries to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);
(x)any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business; and
(xi)any agreement, other than as contemplated by this Agreement and the Split-Off, relating to the sales of securities of the Parent or any of its Subsidiaries to which the Parent or such Subsidiary is a party.

(b)The Parent has delivered or made available to the Company a complete and accurate copy of each agreement listed in Section 3.16 of the Parent Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of law or a court of equity; (ii) the agreement will not, as a result of the execution and delivery by the Parent of this Agreement or the consummation by the Parent of the transactions contemplated hereby, cease to be a legal, valid, binding and enforceable obligation of the Parent, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity, or to be in full force and effect in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any other party under such contract.
3.17    Accounts Receivable. All accounts receivable of the Parent and its Subsidiaries reflected on the Parent Reports are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report. All accounts receivable reflected in the financial or accounting records of the Parent that have arisen since the date of the balance sheet contained in the most recent Parent Report are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the balance sheet contained in the most recent Parent Report.
3.18    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or any of its Subsidiaries.
3.19    Insurance. Section 3.19 of the Parent Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any of its Subsidiaries is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and its Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any of its Subsidiaries may be liable for retroactive premiums or similar payments, and the Parent and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.
3.20    Warranties. No product or service sold or delivered by the Parent or any of its Subsidiaries is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Parent or the appropriate Subsidiary.
3.21    Litigation. Except as disclosed in Section 3.21 of the Parent Disclosure Schedule, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent which, if determined adversely to the Parent or such Subsidiary, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. For purposes of this Section 3.21, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be considered to possibly result in a Parent Material Adverse Effect hereunder.
3.22    Employees.
(a)The Parent and Parent Subsidiaries have no employees.
(b)Neither the Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Parent has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to employees of the Parent or any of its Subsidiaries.
3.23    Employee Benefits. Neither the Parent nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan or multiemployer plan (as defined in Section 4001(a)(3) of ERISA).
3.24    Environmental Matters.
(a)Each of the Parent and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)Set forth in Section 3.24(b) of the Parent Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or any of its Subsidiaries (whether conducted by or on behalf of the Parent or its Subsidiaries or a third party, and whether done at the initiative of the Parent or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to. A complete and accurate copy of each such document has been provided to the Company.
(c)To the knowledge of the Parent, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its Subsidiaries.
3.25    Permits. Section 3.25 of the Parent Disclosure Schedule sets forth a list of all authorizations, approvals, clearances, permits, licenses, registrations, certificates, orders, approvals or exemptions from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any of its Subsidiaries. Such listed permits are the only Parent Permits that are required for the Parent and any of its Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration. Each such Parent Permit will continue in full force and effect immediately following the Closing.
3.26    Certain Business Relationships with Affiliates. No Affiliate of the Parent or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its Subsidiaries, (b) has any claim or cause of action against the Parent or any of its Subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its Subsidiaries. Section 3.26 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $1,000 in any fiscal year between the Parent or any of its Subsidiaries and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements.
3.27    Tax-Free Reorganization.
(a)The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which the Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.
(b)The Acquisition Subsidiary is a wholly-owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.
(c)Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.
(d)Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the Merger).
(e)The Parent has no present plan or intention to reacquire any of the Merger Shares.
(f)The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.
(g)Following the Merger, the Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.
(h)Each of the Split-Off Agreement and the General Release Agreement will constitute a legally binding obligation among the Parent, the Split-Off Subsidiary and the Split-Off Purchaser prior to the Effective Time; immediately following consummation of the Merger, the Parent will distribute the stock of the Split-Off Subsidiary to the Split-Off Purchaser in cancellation of the Purchase Price Securities (as such term is defined in the Split-Off Agreement); no property other than the capital stock of Split-Off Subsidiary will be distributed by the Parent to the Split-Off Purchaser in connection with or following the Merger; upon execution and delivery of the Split-Off Agreement and the General Release Agreement, the Split-Off Purchaser will have no right to sell or transfer the Purchase Price Securities to any person without the Parent’s prior written consent, and the Parent will not consent (nor will it permit others to consent) to any such sale or transfer; upon execution of the Split-Off Agreement and the General Release Agreement, there will be no other plan, arrangement, agreement, contract, intention or understanding, whether written or verbal and whether or not enforceable in law or equity, that would permit the Split-Off Purchaser to vote the Purchase Price Securities or receive any property or other distributions from the Parent with respect to the Purchase Price Securities other than the capital stock of the Split-Off Subsidiary.
3.28    Split-Off. As of the Effective Time, the Parent will have discontinued all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement and the General Release Agreement. Upon the closing of the transactions contemplated by the Split-Off Agreement and the General Release Agreement, the Parent will have no liabilities, contingent or otherwise, in any way related to its pre-Effective Time business operations or to the Split-Off Subsidiary.
3.29    Brokers’ Fees. Except as set forth on Section 3.29 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
3.30    Disclosure. No representation or warranty by the Parent or the Acquisition Subsidiary contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent or the Acquisition Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the business of the Parent or any of its Subsidiaries or the transactions contemplated by this Agreement.
3.31    Interested Party Transactions. Except for the Split-Off Agreement and the General Release Agreement, to the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its Subsidiaries any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it may be bound or affected. Neither the Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its Subsidiaries.
3.32    Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” each of the Parent and the Acquisition Subsidiary represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel and the directors, officers and key personnel of any Subsidiary.

3.33    Accountants. B F Borgers CPA PC (the “Parent Auditor”) is and has been throughout the periods covered by the financial statements of the Parent for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to the Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Schedule 3.33 of the Parent Disclosure Schedule lists all non-audit services performed by Parent Auditor for the Parent and/or any of its Subsidiaries. Except as set forth on Section 3.33 of the Parent Disclosure Schedule, the report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern. During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.
3.34    Minute Books. The minute books and other similar records of the Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.
3.35    Board Action. The Parent’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders, (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent, (c) adopted this Agreement in accordance with the provisions of the Delaware Act, and (d) directed that this Agreement and the Merger be submitted to the Parent stockholders for their adoption and approval and resolved to recommend that the Parent stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.
ARTICLE IV
COVENANTS
4.1    Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.
4.2    Governmental and Third-Party Notices and Consents.
(a)Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b)The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Company Disclosure Schedule.
4.3    Super 8-K. Promptly after the execution of this Agreement, the Parties shall complete a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (including the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby) (the “Super 8-K”). Each of the Company and the Parent shall use its Reasonable Best Efforts to cause the Super 8-K to be filed with the SEC within four Business Days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.
4.4    Operation of Company Business    . Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) conduct its operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Company, any Company Subsidiary or any of their properties or assets and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not (and shall cause each Company Subsidiary not to), without the written consent of the Parent (which shall not be unreasonably withheld or delayed) and except as contemplated by this Agreement:
(a)except as contemplated by the Private Placement Offering, issue or sell, or redeem or repurchase, any stock or other securities of the Company or any warrants, options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of outstanding convertible securities or Company Options or Company Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or options or warrants;
(b)split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(c)create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;
(d)acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Company Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;
(e)mortgage or pledge any of its property or assets (including without limitation any shares or other equity interests in or securities of any Company Subsidiary or any corporation, partnership, association or other business organization or division thereof), or subject any such property or assets to any Security Interest;

(f)discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;
(g)amend its charter, by-laws or other organizational documents;
(h)change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;
(i)enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;
(j)institute or settle any Legal Proceeding;
(k)take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or
(l)agree in writing or otherwise to take any of the foregoing actions.
4.5    Access to Company Information.
(a)During the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) permit representatives of the Parent to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Company Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Company Subsidiary.
(b)The Parent and each of its Subsidiaries (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information of the Company or any Company Subsidiary that is furnished to the Parent or any of its Subsidiaries by the Company or any Company Subsidiary in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (C) which the Parent or any of its Subsidiaries knew or to which the Parent or any of its Subsidiaries had access prior to disclosure, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company or any Company Subsidiary, or (D) which the Parent or any of its Subsidiaries rightfully obtains from a source other than the Company or a Company Subsidiary, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company or any Company Subsidiary.
4.6    Operation of Parent Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each of its Subsidiaries to) conduct its operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Parent, any Parent Subsidiary or any of their properties or assets and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Parent shall not (and shall cause each of its Subsidiaries not to), without the written consent of the Company:
(a)issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Merger, the Split-Off and the Private Placement Offering;
(b)split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(c)create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;
(d)enter into, adopt or amend any Parent Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except as provided in Section 4.14;
(e)acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary of the Parent or any corporation, partnership, association or other business organization or division thereof), except as contemplated by, and in connection with, the Split-Off;
(f)mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;
(g)discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;
(h)amend its charter, by-laws or other organizational documents (except as contemplated hereby);
(i)change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;
(j)enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement;
(k)institute or settle any Legal Proceeding;
(l)take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or the Acquisition Subsidiary set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or
(m)agree in writing or otherwise to take any of the foregoing actions.
4.7    Access to Parent Information.
(a)The Parent shall (and shall cause the Acquisition Subsidiary to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Parent, the Acquisition Subsidiary and the Split-Off Subsidiary.
(b)Each of the Company and any Company Subsidiary (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any Parent Subsidiary that is furnished to the Company or any Company Subsidiary by the Parent or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company, any Company Subsidiary or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Company or any Company Subsidiary or their respective directors, officers, or employees, (C) which the Company or any Company Subsidiary knew or to which the Company or Company Subsidiary had access prior to disclosure, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Company or any Company Subsidiary rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent.
4.8    Expenses. The costs and expenses of the Parent and the Company (including legal fees and expenses of the Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, that in the event that the Merger and Private Placement Offering are consummated, such costs and expenses shall be payable at Closing from the proceeds of the Private Placement Offering.
4.9    Indemnification.
(a)The Parent shall not, and shall cause the Surviving Corporation not to, after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.
(b)From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’

fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).
(c)The provisions of this Section 4.9 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive, and nothing in this Agreement shall affect any indemnification rights that any such Indemnified Executive may have under the certificate of incorporation or bylaws of the Company or any Company Subsidiary or any contract or instrument or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive without the consent of such Indemnified Executive.
4.10    Quotation of Merger Shares. The Parent shall take whatever steps are necessary to cause the Merger Shares, and any shares of Parent Common Stock that may be issued pursuant to Sections 1.5 and 1.8 to be eligible for quotation on the OTC Markets.
4.11    Name and Fiscal Year Change. The Parent shall take all necessary steps to enable it to change its corporate name to such name as is agreeable to the Company as of the Effective Time, if the Parent has not already done so prior to the Effective Time. The Parent shall change its fiscal year end to December 31 on or promptly after the Effective Date, if the Parent’s fiscal year end is not December 31 as of immediately prior to the Effective Time.
4.12    Split-Off. The Parent shall take, and shall cause the Acquisition Subsidiary to take, whatever steps are necessary to enable it to effect the Split-Off pursuant to the terms of the Split-Off Agreement immediately prior to the Effective Time.
4.13    Parent Board; Amendment of Charter Documents. The Parent shall take such actions as are necessary, if the Parent has not already done so prior to the Effective Time, (a) to authorize the Parent’s Board of Directors to consist of seven (7) members and (b) to amend its certificate or articles of incorporation and bylaws in a manner satisfactory to the Company.
4.14    Assumption of Company Equity Plan. As of the Effective Time, the Board of Directors and shareholders of Parent shall take whatever steps are necessary to cause the Parent to assume the Company’s 2006 Equity Incentive Plan (the “Assumed Plan”), which after such assumption shall provide for the issuance of awards covering an aggregate of up to 1,500,732 shares of Parent Common Stock (including all outstanding Company Options).
4.15    Information Provided to Stockholders. The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of shares of Company Stock in connection with receiving their approval of the Merger, this Agreement and related transactions (including, without limitation, a substantially complete draft of the Super 8-K), and the Parent shall prepare, with the cooperation of the Company, information to be sent to the holders of shares of Parent Common Stock in connection with receiving their approval of the Merger, this Agreement and related transactions. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such party’s stockholders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the stockholders of each Party. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The information sent by the Company shall contain the recommendation of the Board of Directors of the Company that the holders of shares of Company Common Stock approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and in the best interests of the Company and such holders. The information sent by the Parent shall contain the recommendation of the Board of Directors of the Parent that the holders of shares of Parent Common Stock approve the Merger and this Agreement and the conclusion of the Board of Directors of the Parent that the terms and conditions of the Merger are advisable and fair and in the best interests of the Parent and such holders. Anything to the contrary contained herein notwithstanding, neither the Company nor the Parent shall include in the information sent to its stockholders any information with respect to the other party or its affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion.
4.16    Cancellation of Share Contribution. The Parent shall cause its transfer agent to cancel the shares of Parent Common Stock included in the Share Contribution at the Effective Time.
ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER
5.1    Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:
(a)the Company shall have obtained (and shall have provided copies thereof to the Parent) the written consents of (i) all of the members of its Board of Directors, (ii) a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), and (iii) sixty-six and two-thirds (66 2/3%) of the issued and outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class, to approve the execution, delivery and performance by the Company of this Agreement and the other Transaction Documentation to which the Company is a party, in form and substance reasonably satisfactory to the Parent;
(b)the Parent, Split-Off Subsidiary and the Split-Off Purchaser shall have executed and delivered the Split-Off Agreement and a General Release Agreement, and all other documents anticipated by such agreements, and the Split-Off shall be effective immediately prior to the Effective Time;
(c)the Split-Off Purchaser shall have surrendered to the Parent the certificates for Parent Common Stock representing the Share Contribution, duly endorsed to the Parent or in blank, with Medallion Signature Guaranteed stock powers;
(d)the Parent shall have delivered to the Split-Off Purchaser certificates representing the Shares (as defined in the Split-Off Agreement) of stock of Split-Off Subsidiary deliverable to the Split-Off Purchaser under the Split-Off Agreement, duly registered in the name of the Split-Off Purchaser or as directed by the Split-Off Purchaser;

(e)the Parent and the Company shall have completed all necessary legal due diligence to their reasonable satisfaction;
(f)the employment agreements of Michael Kleine, as Chief Executive Officer, and Brigid A. Makes, as Chief Financial Officer, with the Company shall have been assigned to and assumed by the Parent; and
(g)the closing of at least the Minimum Amount of the Private Placement Offering shall have occurred, or shall occur simultaneously with the Closing, on the terms and conditions set forth in the Subscription Agreement; and
(h)each of the individuals set forth on Exhibit D to this Agreement shall have executed and delivered to the Parent an agreement substantially in the form of Exhibit E attached hereto (the “Lock-Up and No-Shorting Agreements”).
5.2    Conditions to Obligations of the Parent and the Acquisition Subsidiary    . The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:
(a)the number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Stock as of the Effective Time;
(b)the Company and the Company Subsidiaries shall have obtained (and shall have provided copies thereof to the Parent) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or any Company Subsidiary, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(c)the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(d)the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(e)no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)the Company shall have delivered to the Parent and the Acquisition Subsidiary a copy of each written consent received from a Company Stockholder consenting to the Merger together with a certification from each such Company Stockholder that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act;
(g)the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a) and (e) (with respect to the Company’s due diligence of the Parent) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Company Subsidiary) of this Section 5.2 is satisfied in all respects;
(h)the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate, validly executed by the Secretary of the Company, certifying as to (i) true, correct and complete copies of the certificate of incorporation and bylaws of the Company; (ii) the valid adoption of resolutions of the board of directors and stockholders of the Company (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors and the requisite vote of the stockholders of the Company); (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;
(i)the Company shall have delivered to the Parent audited and interim unaudited financial statements of the Company pro forma in respect of the Merger, compliant with applicable SEC regulations for inclusion under Item 2.01 (f) and/or 5.01(a)(8) of Form 8-K in substantially final form; and
(j)the Company shall have obtained (and shall have provided a copy thereof to Parent) the consent of Silicon Valley Bank and Oxford Finance LLC to the Merger and related Transaction Documentation in form reasonably acceptable to the Parent.
5.3    Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:
(a)the Parent shall have obtained (and shall have provided copies thereof to the Company) the written consents of (i) all of the members of its Board of Directors, (ii) all of the members of the Board of Directors of Acquisition Subsidiary, (iii) the sole stockholder of Acquisition Subsidiary, (iv) all of the members of the Board of Directors of Split-Off Subsidiary, (v) the sole stockholder of Split-Off Subsidiary, and (vi) holders of more than 50% of the Parent Common Stock outstanding immediately prior to the Effective Time, in each case to the execution, delivery and performance by the each such entity of this Agreement and/or the other Transaction Documentation to which each such entity a party, in form and substance reasonably satisfactory to the Company;
(b)the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent or any of its Subsidiaries, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(d)each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(e)no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
(f)the Board of Directors of the Parent shall have adopted, and the shareholders of the Parent shall have approved, the assumption of the Assumed Plan;
(g)the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (a) and (e) (with respect to the Parent’s due diligence of the Company) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Parent or the Acquisition Subsidiary) of this Section 5.3 is satisfied in all respects;
(h)Each of the Parent and Acquisition Subsidiary shall have delivered to the Company a certificate, validly executed by Secretary of the Parent or the Acquisition Subsidiary, as applicable, certifying as to (i) true, correct and complete copies of its certificate of incorporation and bylaws; (ii) the valid adoption of resolutions of the board of directors and stockholders of the Parent or Acquisition Subsidiary, as applicable (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors and the requisite vote of the stockholders of Parent or the Acquisition Subsidiary, as applicable); (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of the Parent or the Acquisition Subsidiary, as applicable, executing this Agreement or any other agreement contemplated by this Agreement;
(i)The Split-Off Subsidiary shall have delivered to the Company a certificate, certifying as to (i) true, correct and complete copies of its Articles of Incorporation and bylaws; (ii) the valid adoption of resolutions of the board of directors and stockholders of the Split-Off Subsidiary (whereby the Split-Off Agreement and the transactions contemplated thereunder were unanimously approved by the board of directors and the requisite vote of the stockholders of the Split-Off Subsidiary); (iii) a good standing certificate from the Secretary of State of the State of Nevada dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of the Split-Off Subsidiary executing the Split-Off Agreement and any ancillary agreements to which the Split-Off Subsidiary is a party;
(j)the Company shall have received an official stockholder list from Parent’s transfer agent and registrar showing that as of immediately prior to the Effective Time there are 4,503,602 shares of

Parent Common Stock issued and outstanding (without giving effect to the cancellation of 3,603,602 shares of Parent Common Stock in connection with the Share Contribution and assuming the effect of the dividend declared on May 24, 2016) ; and
(k)the Parent shall have delivered to the Company (i) evidence that the Parent’s Board of Directors is authorized to consist of seven (7) individuals, (ii) evidence of the resignations of all individuals who served as directors and/or officers of the Parent immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (iii) evidence of the appointment of the following seven (7) persons to serve as directors immediately following the Effective Time: Michael Kleine, as Chairman, Mark Deem, Hanson S. Gifford III, Maxim Gorbachev, Henry A. Plain, Jr., Stacy Seltzer and Brian Dovey, and (iv) evidence of the appointment of such executive officers of the Parent to serve immediately following the Effective Time as shall have been designated by the Company, including Michael Kleine as Chief Executive Officer and Brigid A. Makes as Chief Financial Officer.
ARTICLE VI
DEFINITIONS
For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section
Abandonment and Reclamation Liabilities	6.1(d)
Accredited Investor Acquisition Subsidiary	1.5(d) Introduction
ADR Procedure	6.3(d)
ADR Service	6.3(d)
Affiliate	2.14(a)(vii)
Agreed Amount	6.3(c)
Agreement	Introduction
Applicable Conversion Ratio	1.5(a)
Business Day	1.2
CERCLA	2.22(a)
Certificate of Merger	1.1
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Introduction
Company Auditor	2.30
Company Balance Sheet	2.7
Company Balance Sheet Date	2.7
Company Benefit Plans	2.20(b)
Company Certificate	5.2(g)
Company Common Stock	1.5(a)
Company Confidential Information	4.5(b)

Defined Term	Section
Company Consents	2.3
Company Disclosure Schedule	Article II
Company Equity Plan(s)	2.2
Company Financial Statements	2.7
Company Interim Balance Sheet	2.7
Company Interim Balance Sheet Date	2.7
Company Interim Financial Statements	2.7
Company Material Adverse Effect	2.1
Company Options	2.2
Company Common Stock	1.5(a)
Company Preferred Stock	1.5(a)
Company Stock	1.5(a)
Company Stockholders	1.5(a)
Company Stock Certificate(s)	1.5(b)
Company Studies and Trials	2.31
Company Subsidiary	2.5(a)
Company Warrants	2.2
Company Year-End Financial Statements	2.7
Contemplated Transactions	7.3
Controlling Party	6.3(a)
Damages	6.1
Damages Threshold	6.5(a)
Defaulting Party	7.6
Delaware Act	1.1
Dispute	6.3(c)
Dissenting Shares	1.6(a)
Effective Time	1.1
Employee Benefit Plan	2.21(a)(i)
Environmental Law	2.22(a)
ERISA	2.21(a)(ii)
ERISA Affiliate	2.21(a)(iii)
Exchange Act	1.12(b)
Expected Claim Notice	6.4
FDA	2.31
GAAP	2.7
Governmental Entity	2.4
Indemnification Representative	Introduction
Indemnified Executives	4.9(b)
Indemnifying Stockholders	6.1
Intellectual Property	2.29(a)
Intellectual Property Rights	2.29(a)
Laws	2.4

Defined Term	Section
Legal Proceeding	2.19
Merger	Recitals
Merger Shares	1.5(a)
Minimum Amount	Recitals
Non-Controlling Party	6.3(a)
Non-Defaulting Party	7.6
Ordinary Course of Business	2.4
Organization Date	2.10(c)
Parent	Introduction
Parent Certificate	5.3(g)
Parent Common Stock	Recitals
Parent Confidential Information	4.7(b)
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.8
Parent Material Adverse Effect	3.1
Parent Options	1.8(a)
Parent Permits	3.25
Parent Reports	3.6
Parent Subsidiary	2.5(a)
Parent Warrants	1.8(c)
Party	Introduction
Permits	2.25
Placement Agent	2.27
Private Placement Offering	Recitals
Purchase Price	Recitals
Reasonable Best Efforts	4.1
Response	6.3(c)
SEC	1.13(a)
Securities Act	1.5(d)
Security Interest	2.4
Share Contribution	1.3(d)
Split-Off	Recitals
Split-Off Agreement	Recitals
Split-Off Purchaser	Recitals
Split-Off Subsidiary	Recitals
Subsidiary	2.5(a)
Super 8-K	4.3
Surviving Corporation	1.1
Tax Returns	2.10(a)(ii)
Taxes	2.10(a)(i)
Third Party Intellectual Property Rights	2.29(d)
Transaction Documentation	3.3

ARTICLE VII
TERMINATION
7.1    Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.
7.2    Termination for Failure to Close. This Agreement shall automatically be terminated if the Closing Date shall not have occurred by July 7, 2016; provided, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time.
7.3    Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation issued by a Governmental Entity of competent jurisdiction that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.
7.4    Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:
(a)by the Parent and the Acquisition Subsidiary if: (i) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Company shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from Parent (to the extent such breach is curable) or (iii) as otherwise set forth herein; provided that Parent and Acquisition Subsidiary may not exercise the right in this Section 7.4(a) if either of them are then in breach of any provision of this Agreement; or
(b)by the Company if: (i) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Parent or the Acquisition Subsidiary shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from the Company (to the extent such breach is curable) or (iii) as otherwise set forth herein; provided that Company may not exercise the right in this Section 7.4(a) if it is then in breach of any provision of this Agreement;.
7.5    Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.
7.6    Remedies; Specific Performance. In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.
ARTICLE VIII
MISCELLANEOUS
8.1    Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).
8.2    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares is intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the Indemnified Executives and their successors and assigns.
8.3    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.
8.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.
8.5    Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.
8.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.7    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Company Stockholders: Miramar Technologies, Inc. 2790 Walsh Avenue Santa Clara. CA 95051 Attn: Michael Kleine, CEO Facsimile: (408) 579-8795	Copy to (which copy shall not constitute notice hereunder): Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 Attn: Philip H. Oettinger Facsimile: (650) 493-6811
If to the Parent or the Acquisition Subsidiary (prior to the Closing): Miramar Labs, Inc. 7 Mayakovskogo Street Birobidjan, Russia 679016 Attn: Andrey Zasoryn Facsimile: (212) 259-8200	Copy to (which copy shall not constitute notice hereunder): CKR Law LLP 1330 Avenue of the Americas New York, NY 10019 Attn: Barrett S. DiPaolo Facsimile: (212) 259-8200
Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
8.8    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
8.9    Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
8.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
8.11    Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.
8.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.13    Survival. None of the representations or warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time.
8.14    Construction.
(a)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(b)Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.
PARENT:
MIRAMAR LABS, INC.
By: /s/ Andrey Zasoryn
Name:    Andrey Zasoryn
Title:    President
ACQUISITION SUBSIDIARY:
MIRAMAR ACQUISITION CORP.
By: /s/ Andrey Zasoryn
Name:    Andrey Zasoryn
Title:    President
COMPANY:
MIRAMAR TECHNOLOGIES INC.
By: /s/ R. Michael Kleine
Name:    R. Michael Kleine
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Subscription Agreement

[Signature Page to Merger Agreement]

Exhibit B

Form of Split-Off Agreement

Exhibit C

Form of General Release Agreement

Exhibit D

Signatories to Lock-Up and No-Shorting Agreements

Name

Aisling Capital III, LP
Domain Partners VII, LP
Morgenthaler Partners VIII, LP
RMI Michael Kleine Brigid Makes Steve Kim Mark Deem Hanson Gifford III Maxim Gorbachev Henry Plain, Jr. Stacey Seltzer Brain Dovery

Exhibit E

Form of Lock-Up and No-Shorting Agreement

Schedule 1.5(a)

Class of Company Stock	Applicable Conversion Ratio
Common	13.5259 to 1

Disclosure Schedules